Exhibit 10.2

Execution Version

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

JUNIOR SECURED PROMISSORY NOTE

$1,000,000	November 2, 2023

For value received, PARTS iD, Inc., a Delaware corporation (“Company”), hereby promises to pay to the order of 2642186 Ontario Inc. (“Purchaser”), the principal sum of One Million Thousand Dollars ($1,000,000) with interest accruing on the outstanding principal amount of this junior secured promissory note (this “Note”) at the rate of seven and three-fourths percent (7.75%) per annum, compounded semi-annually, computed on the actual number of days elapsed based on a 365-day year. Interest shall commence with the date hereof and shall continue accruing on the outstanding principal until paid in full. All payments on this Note shall be made by wire transfer of immediately available funds or as otherwise determined by the Company to such account as the Purchaser may from time to time designate by written notice in accordance with the provisions of this Note.

1. Payment; Maturity.

1.1 This Note is a junior secured promissory note (the “Note”) issued pursuant to the terms of that certain Note Purchase Agreement, dated as of November 2, 2023, by and among the Company and the Purchaser, as the same may be amended from time to time (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement or other Loan Documents (as defined in the Purchase Agreement).

1.2 All payments of interest and principal in cash shall be in lawful money of the United States of America. All payments shall be applied first to unpaid accrued interest, and thereafter to principal of this Note. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Delaware, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. Upon an Event of Default, all amounts of outstanding principal and accrued but unpaid interest of this Note shall be payable in accordance with Section 5 below. If not repaid in full, the outstanding principal and the accrued but unpaid interest of this Note (the “Note Amount”) shall become fully due and payable upon November 2, 2024 (such date, the “Maturity Date”).

2. Security Interest. As security for the payment and performance of the obligations representing the indebtedness evidenced by this Note, the Company hereby grants to Purchaser a junior security interest in the proceeds from the Existing Commercial Tort Claim (as defined in that certain Security Agreement, dated July 14, 2023, by and between the Company and Lind Global Fund II LP (the “Senior Lender”)) up to an aggregate amount equal to the Note Amount (the “Junior Security Interest”). The Junior Security Interest granted to Purchaser hereunder shall be subordinate to and shall rank in right and priority behind the security interest in the proceeds of the Existing Commercial Tort Claim granted to Pravati Capital, LLC (or any affiliate thereof) (“Pravati”) to the extent, and in the amount of, granted pursuant to that certain Litigation Funding Agreement, dated as of September 29, 2023, by and among the Company and Pravati; provided, however, such Junior Security Interest shall only remain in full force and effect until the earlier of indefeasible repayment in full of all obligations arising or owing under this Note, or the provision of replacement security reasonably satisfactory to Purchaser granted in any future Insolvency Proceeding of the Company under a court approved debtor-in-possession financing facility under the United States Bankruptcy Code. As used herein, “Insolvency Proceeding” means any proceeding commenced, by the filing of a petition for relief, by or against any person under the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors.

3. Postpetition Financing. For the avoidance of doubt, the Company and the Purchaser intend for this Note to be an emergency loan advance to bridge the Company to a possible debtor-in-possession financing facility and for this advance to be included as part of that facility; however, if the Court in any Insolvency Proceeding does not approve the inclusion of the amounts under this Note in a debtor-in-possession financing facility, then (i) Purchaser shall maintain such Junior Security Interest in the proceeds of the Existing Commercial Tort Claim and (ii) the Company shall use reasonable best efforts as permitted under applicable laws and regulations to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to cause this Note (and the obligations arising thereunder) to constitute, as adequate protection or otherwise, an allowed administrative expense claim in any future Insolvency Proceeding of the Company, having priority over any and all administrative expenses, diminution claims and all other priority claims against the Company now existing or hereafter arising, of any kind whatsoever (subject to customary exceptions).

4. Incorporation of Terms. The representations and warranties and rights and obligations of transfer and assignment of Purchaser that are set forth in Section 3 of the Purchase Agreement are hereby made a part of this Note and incorporated herein by this reference.

5. Default; Remedies. The occurrence of any Event of Default described in Section 4 of the Purchase Agreement shall be an Event of Default hereunder and the remedies described in Section 4 of the Purchase Agreement shall be the remedies available hereunder.

6. No Impairment. Subject to the terms and conditions hereof, the obligation of the Company to pay to the Purchaser the principal hereof and interest hereon as and when the same become due and payable shall remain unimpaired, and nothing shall prevent the holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

7. Waiver; Payment of Fees and Expenses. Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Purchaser shall constitute a waiver, election or acquiescence by it.

8. Cumulative Remedies. Purchaser’s rights and remedies under this Note and the other Loan Documents shall be cumulative. Purchaser shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code, by law or in equity. No exercise by Purchaser of one right or remedy shall be deemed an election, and no waiver by Purchaser of any Event of Default shall be deemed a continuing waiver of such Event of Default or the waiver of any other Event of Default.

9. Miscellaneous

9.1 Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of Delaware, as applied to contracts entered into by Delaware residents within the State of Delaware, and to be performed entirely within the State of Delaware.

9.2 Successors and Assigns; Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Company may not assign this Note or delegate any of its obligations hereunder without the written consent of the Purchaser. Provided there is no occurrence of an Event of Default (or such Event of Default has been remedied pursuant to the terms of the Purchase Agreement), the Purchaser may not assign this Note and its rights hereunder without the prior written consent of the Company; provided, however, the Purchaser may assign, without prior written consent of, but with prior written notice to, the Company, this Note and its rights hereunder to any affiliates of the Purchaser.

9.3 Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting the Note.

9.4 Notices. All notices required or permitted hereunder shall be in writing and shall be given in the manner and to the addresses set forth in the Purchase Agreement.

9.5 Amendment; Modification; Waiver. No term of this Note may be amended, modified or waived without the written consent of the Company and Purchaser; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note without Purchaser’s written consent, or (ii) reduce the rate of interest of this Note without Purchaser’s written consent. Any amendment or waiver effected in accordance with this Section 9.5 shall be binding upon the Company, the Purchaser, and each transferee, if any, of the Note.

9.6 Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

9.7 Counterparts; Electronic Signature. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Note may be executed and delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any signature page so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.8 Lost Documents. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note or any note exchanged for it, and an indemnity agreement reasonably satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such note (in the case of mutilation), the Company, at its own expense, will make and deliver in lieu of such note a new note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the note in lieu of which such new note is made and delivered.

9.9 Invalidity. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law.

9.10 Indemnification. The Company shall pay, indemnify, defend, and hold the Purchaser harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and actual damages, and all out-of-pocket fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by the Purchaser in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Junior Secured Promissory Note as of the day and year first written above.

PARTS ID, INC.

By:	/s/ John Pendleton
Name:	John Pendleton
Title:	Executive Vice President, Legal & Corporate Affairs

AGREED TO AND ACCEPTED:

2642186 ONTARIO INC.

By:	/s/ Matthew Kurtin
Name:	Matthew Kurtin
Title:	Authorized Signatory

Parts iD, Inc.

Junior Secured Promissory Note

- Signature Page -